Exhibit 10.18

Summary of Certain Compensation Arrangements Regarding Hungarian

and Telephone and Cable Corp.’s Chief Executive Officer

In connection with the PanTel transaction, the Registrant has agreed to award Ole Bertram, the Registrant’s President and Chief Executive Officer, a special cash bonus of $600,000 for his efforts in securing the PanTel acquisition and the related financing.

After a review of Mr. Bertram’s employment agreement and his service to the Company both as a director and executive officer since 1997, the Registrant has agreed to award Mr. Bertram with a one-time lump sum payment upon retirement. The retirement payment will be equal to six times his then monthly base salary. Mr. Bertram’s retirement date has not been determined at this point in time.